                         [L-3 COMMUNICATIONS LETTERHEAD]

                                                          NEWS

                                                                    EXHIBIT 99.1

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
           212-850-5600

             L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      41.1%, 30.8% AND 25.7%, RESPECTIVELY

NEW YORK, NY, October 26, 2004 - L-3 Communications (NYSE: LLL) today announced strong results for the 2004 third quarter, including sales of $1,784.2 million, operating income of $199.4 million, diluted earnings per share of $0.93, net cash from operating activities of $164.0 million and free cash flow(1) of $144.1 million.

For the 2004 third quarter, sales increased by 41.1% to $1,784.2 million from sales of $1,264.6 million for the 2003 third quarter. The increase in sales from acquired businesses was 22.7%, or $286.6 million. Consolidated organic(2) sales growth was 18.4%, or $233.0 million. Organic sales growth for the company's defense businesses was 17.3%, or $193.4 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance (ISR) systems, aircraft modernization, aviation products, training and government services, training devices, imaging products and naval power equipment and services. Organic sales growth for the company's commercial and other non-military businesses was 27.4%, or $39.6 million, primarily due to increased volume for commercial aviation products and for security products and maintenance services.

Consolidated operating income for the 2004 third quarter increased by 30.8% to
$199.4 million from $152.4 million for the 2003 third quarter. Consolidated operating income as a percentage of sales (operating margin) decreased to 11.2%
for the 2004 third quarter, compared to 12.0% for the 2003 third quarter. This decrease was principally due to lower margins for the Vertex Aerospace business, which was acquired on December 1, 2003, and changes in product sales mix for certain businesses within the specialized products segment. The changes in operating margin are explained in the company's segment results discussed below.

Net income for the 2004 third quarter increased by 34.7% to $102.5 million, compared to net income of $76.1 million for the 2003 third quarter. Diluted earnings per share (EPS) increased by 25.7% to $0.93, compared to $0.74 for the
2003 third quarter.

For the 2004 third quarter, funded orders increased by 41.2% to $1,950.1 million, compared to funded orders of $1,380.8 million for the 2003 third quarter. At September 30, 2004, funded backlog was $4,406.4 million, an increase of 13.2%, compared to funded backlog of $3,893.3 million at December 31, 2003.

--------------------
Notes:

(1) See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

(2) Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 2

Net cash from operating activities for the 2004 third quarter increased by 38.0%
to $164.0 million from $118.8 million for the 2003 third quarter. Free cash flow for the 2004 third quarter increased by 39.8% to $144.1 million, compared to free cash flow of $103.1 million for the 2003 third quarter.

"I am pleased to report that L-3's third quarter results were excellent," said
Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "As we look across our businesses, we had solid performance in ISR systems, network communications, communication products, training and simulation, aircraft modernization, operations and maintenance, aviation products, homeland security products, government services, sensors and imaging products."

YEAR TO DATE RESULTS

For the 2004 nine-month period, sales increased by 39.2% to $4,985.8 million from sales of $3,580.5 million for the 2003 nine-month period. The increase in sales from acquired businesses was 23.7%, or $849.5 million. Consolidated organic sales growth was 15.5%, or $555.8 million. Organic sales growth for the company's defense businesses was 16.3%, or $513.6 million, driven by continued
strong demand for secure communications and ISR systems, aircraft modernization, aviation products, training and government services, training devices, imaging products and naval power equipment and services. Organic sales growth for the company's commercial and other non-military businesses was 9.9%, or $42.2 million, principally due to increased volume for commercial aviation products.

Operating income for the 2004 nine-month period, increased by 35.7% to $529.1 million from $390.0 million for the 2003 nine-month period. Consolidated operating margin decreased to 10.6% for the 2004 nine-month period compared to
10.9% for the 2003 nine-month period, principally due to lower margins from the
Vertex Aerospace acquired business.

Net income for the 2004 nine-month period increased by 46.5% to $262.6 million, compared to net income of $179.2 million for the 2003 nine-month period. Diluted
EPS increased by 36.2% to $2.41, compared to $1.77 for the 2003 nine-month period. Net income for the 2003 nine-month period, includes an after-tax debt retirement charge of $7.2 million, or $0.07 per diluted share, for the early retirement of L-3's $180 million of 8 1/2% senior subordinated notes. Excluding this debt retirement charge, diluted EPS would have increased by 31.0% for the
2004 nine-month period as compared to the 2003 nine-month period.

For the 2004 nine-month period, funded orders increased by 36.7% to $5,465.1 million, compared to funded orders of $3,998.5 million for the 2003 nine-month period.

Net cash from operating activities for the 2004 nine-month period increased by
24.7% to $408.0 million from $327.1 million for the 2003 nine-month period. Free cash flow for the 2004 nine-month period increased by 32.7% to $364.0 million, compared to free cash flow of $274.2 million for the 2003 nine-month period.

The company's cash and cash equivalents increased by $232.4 million to $367.3 million at September 30, 2004, from $134.9 million at December 31, 2003, principally due to the company's free cash flow less amounts expended for business acquisitions. Total debt declined by $299.8 million to $2,157.5 million at September 30, 2004, compared to $2,457.3 million at December 31, 2003, principally due to the conversion of $298.2 million of the company's 5.25%
senior subordinated convertible notes into 7.3 million shares of L-3 common stock in January 2004. Shareholders' equity increased by $630.0 million to
$3,204.5 million at September 30, 2004, from $2,574.5 million at December 31,
2003, principally related to the company's net income, less dividends paid during the first nine months of 2004 and the conversion of the 5.25% senior subordinated notes into L-3 common stock. Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders' equity)
decreased to 39.7% at September 30, 2004, compared to 48.1% at December 31,
2003. Available borrowings under the company's revolving credit facilities were
$671.5 million at September 30, 2004.

On October 5, 2004, L-3 initiated a full redemption of all its $420 million of
4.00% Senior Subordinated Convertible Contingent Debt Securities (CODES) due
2011 (the "CODES"). On or prior to the close of business on Thursday, October
21, 2004, holders of the CODES were able to convert their CODES into L-3

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 3

common stock at a conversion price of $53.8125 per share, and $419.8 million of the principal amount of CODES were converted into 7.8 million shares of L-3 common stock through October 21, 2004. The $0.2 million remaining balance of the
CODES were redeemed for cash on October 25, 2004, at a redemption price of
102.0% of the principal amount, plus accrued and unpaid interest (including contingent interest) to October 25, 2004. As a result of the conversion of the
CODES into L-3 common stock, L-3's total debt was reduced by approximately $418 million and shareholders equity was increased by approximately the same amount as compared to September 30, 2004, L-3's future annual pre-tax cash interest payments will be reduced by approximately $17 million and L-3's pro forma total debt as a percentage of book capitalization would have been 32.0%.

The company's estimated effective income tax rate included in the results of operations for the 2004 third quarter and 2004 nine-month period was 36.5%.
During October 2004, Congress enacted a new tax law which restored the U.S.
Federal income tax credit for research and experimentation expenses (the "R&E tax credit"), retroactively from July 1, 2004 to December 31, 2005. As a result of applying the R&E tax credit to all of 2004, the estimated effective income tax rate for the full year 2004 is expected to decline from 36.5% to 36.0%. The lower tax rate will be included in L-3's results for the 2004 fourth quarter and for the year ending December 31, 2004.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) 2004 third quarter sales increased by 17.8%
to $442.4 million from $375.6 million for the 2003 third quarter. Organic sales growth was $63.0 million, or 16.8%, reflecting continued strong demand from the
U.S. Department of Defense (DoD) and other U.S. Government agencies for the company's secure network communications, ISR systems and communication products.
The increase in sales from acquired businesses was $3.8 million, or 1.0%. The acquired businesses include certain defense and aerospace assets of IPICOM,
Inc., which was acquired in 2003. SC&ISR generated operating income of $53.6 million for the 2004 third quarter, compared with $45.1 million for the 2003 third quarter. Operating margin increased to 12.1% from 12.0% due to slightly higher operating margins for communications products.

Orders for the SC&ISR segment were $518.0 million during the 2004 third quarter and included:

o   An award for the New Zealand P-3 systems upgrade, which involves the installation of new imaging radar, electronic sensor equipment and mission management systems.

o   An award for the Airborne Maritime Fixed (AMF) Joint Tactical Radio System
    (JTRS) program.

o   A contract for the initial System Development and Demonstration (SDD) Phase
    I of the KG-3X Crytographic Modernization Initiative (CMI) program.

o   Selection by the U.S. Air Force for Battle Management Command and Control
    (BMC(2)).

o   A contract from PM Win-7 (U.S. Army) for Phoenix Tri-band Tactical SHF
    Satellite Terminals (TSST).

o   Funding to provide Air and Ground Systems for the Global Hawk program.

o   An award for Airborne Data Links and ground terminals in support of the
    Peace Sky F-16 Reconnaissance program for Poland.

o   Funding for Information Processing Systems to provide Signals Intelligence
    (SIGINT) solutions to classified customers for use in the war on terrorism and in support of the warfighter.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 4

In addition, L-3 is a key member of the Lockheed Martin team selected to receive a Systems Development and Design (SDD) contract for the U.S. Army's next-generation airborne ISR program, Aerial Common Sensor (ACS). L-3's workshare will include aircraft integration, interior and avionics modification, implementation of a self protection system and mission system integration and test.

For the 2004 nine-month period, sales for SC&ISR increased by 17.5% to $1,240.3 million from $1,055.9 million for the 2003 nine-month period. Organic sales growth was $157.7 million, or 14.9%, driven by trends similar to those affecting
SC&ISR's results for the 2004 third quarter (discussed above). The increase in sales from acquired businesses was $26.7 million. The acquired businesses include Aeromet and certain defense and aerospace assets of IPICOM, Inc. SC&ISR generated operating income of $156.6 million for the 2004 nine-month period, compared to $120.0 million for the 2003 nine-month period. Operating margin increased to 12.6% from 11.4%, primarily due to higher operating margins for communications products.

TRAINING, SIMULATION AND GOVERNMENT SERVICES

Training, Simulation and Government Services (TS&GS) sales for the 2004 third quarter increased by 32.1% to $329.4 million from $249.3 million for the 2003 third quarter. Organic sales growth was $77.4 million, or 31.0%, driven by increased sales of training and government services. The increase in sales from acquired businesses was $2.7 million, or 1.1%. The acquired businesses include
Beamhit LLC and the General Electric Driver Development (GEDD) business, which were acquired during the 2004 second quarter. Operating income was $33.7 million for the 2004 third quarter, compared to $25.2 million for the 2003 third quarter. Operating margin increased slightly to 10.2% from 10.1% due to volume increases for training and operations services.

Orders for the TS&GS segment were $254.6 million during the 2004 third quarter and included:

o   A contract extension for the U.S. Central Command's support to develop and institutionalize the Ministry of Defense (MoD) in Afghanistan.

o   Incremental funding for worldwide individual soldier equipment fieldings under the U.S. Army's PEO-Soldier Rapid Fielding Initiative (RFI).

o   An award from the United States Intelligence and Security Command (INSCOM),
    Rapid Labor Services Support Requirements (RLSSR) to provide support for intelligence analysis, force management and program planning.

o   Incremental funding for administrative, logistics and central personnel processing support for the Defense Intelligence Agency (DIA).

o   An award to install vehicle barricades on U.S. Air Force bases worldwide.

o   An award to upgrade maintenance training devices and provide multi-functional color display systems for F-16 training equipment.

o   An award for the E-6 Level D Equivalent Simulator (ELDES).

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 5

For the 2004 nine-month period, sales for TS&GS increased by 21.4% to $911.4 million from $750.6 million for the 2003 nine-month period. Organic sales growth was $154.1 million, or 20.5%, driven by trends similar to those affecting
TS&GS's results for the 2004 third quarter (discussed above). The increase in sales from acquired businesses was $6.7 million, or 0.9%. The acquired businesses include Beamhit LLC and GEDD. TS&GS generated operating income of
$100.9 million for the 2004 nine-month period, compared to $85.6 million for the
2003 nine-month period. Operating margin decreased to 11.1% from 11.4%, due to higher sales from cost-reimbursable, time & material, and unit-price type contracts, which generally have lower profit margins than fixed-priced type contracts.

AIRCRAFT MODERNIZATION, O&M(3) AND PRODUCTS (FORMERLY AVIATION PRODUCTS &
AIRCRAFT MODERNIZATION)

Aircraft Modernization, O&M and Products 2004 third quarter sales increased by
123.7% to $573.6 million from $256.4 million in the 2003 third quarter. The increase in sales from acquired businesses was $262.9 million, or 102.5%. The acquired businesses include Vertex Aerospace and Military Aviation Services
(MAS), which were acquired during 2003, and AVISYS, Inc., which was acquired in
2004. Organic sales growth was $54.3 million, or 21.2%, driven by sales from the
U.S. Army Aviation and Missile Command (AMCOM) contract for maintenance and logistics support of rotary-wing training aircraft at Fort Rucker, Alabama, and an increase in volume for commercial aviation products. Operating income was
$79.9 million for the 2004 third quarter, compared with $38.2 million for the
2003 third quarter. Operating margin decreased to 13.9% from 14.9%, primarily because of lower operating margins from the Vertex Aerospace acquired business and certification costs for new commercial aviation products, partially offset by incentive and award fees earned on the AMCOM contract.

Orders for this segment were $754.5 million during the 2004 third quarter and included:

o   An award to support the U.S. Army Forces Command under the U.S. Army
    Aviation Joint Administrative Management Support Services (AVJAMSS) program.

o   An award to provide Contractor Logistics Support for the U.S. Navy
    Undergraduate Military Flight Officer Training System (UMFOTS).

o   Continued funding for Special Operations Forces Support Activity (SOF-SA)
    full service logistics support.

o   An award from Piaggio Aero Industries for Skywatch HP Traffic Avoidance and
    LandMark Class B Terrain Awareness Warning Systems.

o   An award for the Agusta A109 Helicopter Data Recording and Acquisition
    System program.

o   An order from the Canadian Department of National Defense (DND) for the
    CF-18 Systems Engineering Support Contract (SESC).

o   Winning the competition to replace the cockpit displays for the T-38 NASA aircraft.

o   An award for the production phase of the Virtual Imaging System for Approach and Landing (VISUAL) Landing Signal Officer (LSO) Workstation.

-----------------------
Notes:
(3) O&M is defined as operations and maintenance.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 6

For the 2004 nine-month period, sales for this segment increased by 148.7% to
$1,647.4 million from $662.5 million for the 2003 nine-month period. The increase in sales from acquired businesses was $788.9 million. The acquired businesses include Avionics Systems, Vertex Aerospace, MAS and Flight Systems
Engineering, which were acquired during 2003, and AVISYS, Inc., which was acquired in 2004. Organic sales growth was $196.0 million, or 29.6%, driven by higher sales for aircraft modernization, operations and maintenance, including the AMCOM contract, and commercial and military aviation products. Most of the organic sales growth for commercial aviation products occurred during the 2004 second quarter and 2004 third quarter. This segment generated operating income of $183.9 million for the 2004 nine-month period, compared to $92.7 million for the 2003 nine-month period. Operating margin decreased to 11.2% from 14.0%, primarily because of lower operating margins from the Vertex Aerospace acquired business and increased certification costs for new commercial aviation products.

SPECIALIZED PRODUCTS

Specialized Products 2004 third quarter sales increased by 14.5% to $438.8 million from $383.3 million in the 2003 third quarter. Organic sales growth was
$38.3 million, or 10.0%, driven by increased sales of training devices, imaging products, naval power equipment and services, security products and maintenance of security systems. The increase in sales from acquired businesses was $17.2 million, or 4.5%. The acquired businesses include Klein Associates, which was acquired in September, 2003, and Bay Metals and Brashear, LP, which were both acquired during the 2004 second quarter. These increases were partially offset by lower sales for fuzing products. Operating income was $32.2 million for the
2004 third quarter, compared with $43.9 million for the 2003 third quarter.
Operating margin decreased to 7.3% from 11.4%, primarily because of changes in product sales mix for security products, including fewer than expected sales of higher margin explosives detection systems (EDS), production delays for undersea dipping sonars caused by efforts to improve the reliability of certain products and lower volume and additional acceptance testing for certain fuzing products.
These decreases were partially offset by cost reductions for microwave components and imaging products. The 2003 third quarter operating income also included a $4.5 million gain related to the settlement of a claim.

Orders for the Specialized Products segment were $423.0 million during the 2004 third quarter and included:

o   Awards for additional eXaminer(R)-3DX6000 EDS systems for U.S. and international airport customers.

o   An award from Dutch customs to supply and maintain the CX-3800M mobile cargo
    x-ray system.

o   An order from the New York Police Department Division of School Safety for
    PX-M x-ray security screening systems.

o   An award to provide DC switchboards for installation on Virginia Class submarines.

o   A follow-on order for the Eaglevision program, a mobile antenna system sold through EADS to the U.S. Air Force that can be loaded onto a C-130 transport.

o   An award to complete the design package for the P-3 Tactical Operational
    Readiness Trainers, including upgrades of previously built P-3 TACTS
    (Tactical Aircrew Coordination Trainers).

o   Additional funding for software design work on the F/A-22 Pilot program, including operational flight programs for the latest block updates.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 7

For the 2004 nine-month period, sales for Specialized Products increased by 6.8%
to $1,186.7 million, from $1,111.5 million for the 2003 nine-month period. The increase in sales from acquired businesses was $27.2 million, or 2.4%. The acquired businesses include Klein Associates, which was acquired in 2003, and
Bay Metals and Brashear, LP, which were acquired in 2004. Organic sales growth was $48.0 million, or 4.3%, driven by the trends similar to those affecting the
2004 third quarter (discussed above), as well as by volume declines for undersea warfare products and ruggedized computers and displays. Specialized Products generated operating income of $87.7 million for the 2004 nine-month period, compared to $91.7 million for the 2003 nine-month period. Operating margin decreased to 7.4% from 8.3%, primarily because of trends similar to those affecting the 2004 third quarter (discussed above), and lower volume for ruggedized computers and displays, which were partially offset by higher volume for imaging products.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2004 third quarter, sales from the company's government businesses increased by 43.1% to $1,586.1 million from $1,108.6 million for the 2003 third quarter. Operating income from the company's government businesses for the 2004 third quarter increased by 29.8% to $184.1 million from $141.8 million for the
2003 third quarter. Operating margin declined to 11.6% from 12.8%, primarily due to lower margins from the Vertex Aerospace acquired business and lower sales for fuzing products. The 2004 third quarter operating income also included a $4.5 million gain related to the settlement of a claim.

Sales from the company's commercial businesses increased by 27.0% to $198.1 million, compared to $156.0 million for the 2003 third quarter. Operating income from the company's commercial businesses for the 2004 third quarter increased by
44.3% to $15.3 million, compared to operating income of $10.6 million for the
2003 third quarter. Operating margin increased to 7.7% from 6.8%, principally due to cost improvements for microwave components and higher sales volume for commercial aviation products.

For the 2004 nine-month period, sales from the company's government businesses increased by 42.5% to $4,462.0 million from $3,132.0 million for the 2003 nine-month period. Operating income from the company's government businesses for the 2004 nine-month period increased by 31.3% to $484.2 million from $368.8 million for the 2003 nine-month period. Operating margin declined to 10.9% from
11.8%, primarily due to trends similar to those affecting the 2004 third quarter.

For the 2004 nine-month period, sales from the company's commercial businesses increased by 16.8% to $523.8 million from $448.5 million for the 2003 nine-month period. Operating income from the company's commercial businesses for the 2004 nine-month period increased by 111.8% to $44.9 million from $21.2 million for the 2003 nine-month period. Operating margin increased to 8.6% from 4.7%, primarily due to trends similar to those affecting the 2004 third quarter.

NON-CASH REDUCTIONS TO DILUTED EPS FROM NEW ACCOUNTING RULE

On September 30, 2004, the Emerging Issues Task Force (EITF) of the Financial
Accounting Standards Board (FASB) reached a consensus on EITF Issue No. 04-8,
The Effect of Contingently Convertible Debt on Diluted Earning Per Share, which addresses when the diluted effect of contingently convertible debt instruments should be included in diluted earnings per share (EPS). EITF 04-8 requires that contingently convertible debt instruments are to be included in the computation of diluted EPS regardless of whether the market price trigger has been met. For comparative purposes, the adoption of EITF 04-8 will also require that previously reported diluted EPS amounts be restated to include the provisions of
EITF 04-8. EITF 04-8 is expected to be effective for reporting periods ending after December 15, 2004.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 8

L-3 will adopt the provisions of EITF 04-8 during the 2004 fourth quarter. The impact of applying EITF 04-8 to L-3's CODES will result in non-cash reductions to L-3's reported diluted EPS, as follows: for the 2004 third quarter by $0.04 from $0.93 to $0.89; for the 2003 third quarter by $0.03 from $0.74 to $0.71;
for the 2004 nine-month period by $0.09 from $2.41 to $2.32; and for the 2003 nine-month period by $0.05 from $1.77 to $1.72. As discussed above, substantially all of L-3's CODES were converted into L-3 common stock as of
October 21, 2004, following L-3's notice of redemption for the CODES which was made on October 5, 2004.

OUTLOOK

"We expect our fourth quarter performance to continue to be strong, helping us to achieve excellent full year results," said Mr. Lanza. "We also see continued
growth in 2005 and beyond. The DoD is in the initial stages of its transformation strategy, which we believe will continue for the rest of the decade and will impact the size and capabilities of the U.S. military, including the way in which they engage and defeat the enemy, the platforms they use and how they use them. We believe that the DoD will continue to prioritize funding for this transformation, upgrading ISR systems, communications, sensors, precision weaponry, and putting more focus on UAVs and modernizing existing assets to fight more efficiently and effectively."

Mr. Lanza also noted that there has been much debate about increases in defense spending over the next few years, considering the impact of the upcoming elections and other government budget demands. "We believe that defense spending has the continued support of Congress and will remain a priority in any administration," said Mr. Lanza. He noted that L-3 should continue to benefit even if the overall DoD budget were to remain flat, because it is expected that the procurement and research and development segments of the budget will continue to grow and L-3's systems, products and services are in higher growth areas of defense spending.

"We anticipate that there will be changes in spending priorities for the armed forces as they review their 2006 defense budget proposals," continued Mr. Lanza.
"The military will have to balance its requirements with the affordability of new platforms on the drawing board today and some may have to be sacrificed and/or stretched. The DoD also will have to determine how transformation plays into today's threat environment, the impact that spiral modernization will have and how our forces can be optimized to succeed in urban warfare, along with a number of other unstable world conditions."

"Both Congress and the DoD have been concerned about the viability of certain segments of the defense industry," said Mr. Lanza, "and we believe they have taken an important step in ensuring that small and medium-sized vendor companies can continue to bring innovation to defense platforms." Historically, one of the key drivers of innovation and cost-effective products in the defense industry has been the technological contributions of the vendor base. However, over the years, the number of vendor companies has been shrinking due to industry consolidation and vertical integration. As a result, Michael Wynn, DoD deputy undersecretary (Acquisition, Technology and Logistics) has issued a policy to ensure that the military receives the benefits of competition. This policy requires that large scale integrators allow vendors to compete on platform "make or buy" decisions.

In addition, the DoD is looking for ways to leverage its existing and new platforms and assets to assist the Department of Homeland Security (DHS) in protecting the U.S. There are many areas of homeland security where the DoD can play a significant mission role. For instance, the government is studying how it could combine its vast air, land and sea sensors and communications infrastructure and battle-management systems to create a layered, interoperable defense for the U.S.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                   PAGE 9

On the issue of homeland security spending, Mr. Lanza reiterated his view that protecting U.S. citizens and infrastructure will continue to be a priority in any administration. "L-3 believes it has the broadest base of homeland security products and services in the industry," said Mr. Lanza. "Major business areas for L-3 are aviation security, military force protection, mobile command, control and communications, communications for the U.S. Coast Guard Deepwater program and U.S. customs P-3 support. Other large potential business areas include port, cargo and transportation security." L-3 also manufactures a number of other homeland security products, including biometric access and vehicle barrier products, airborne stabilized imaging systems, border security, crisis management systems and secure communications.

Regarding the acquisition climate, Mr. Lanza commented that "there are still a large number of companies in the defense arena, primarily in the range of $50 million to $300 million in revenue that are available for acquisition. We are looking for companies that add greater depth, capability and synergies to our existing business segments. As we have in the past, we will select those companies with products that are number-one or number-two in their niche markets, exercise great discipline in what we will pay for these assets and ensure they are accretive within a year."

2004 Financial Outlook. The company expects sales for 2004 compared to 2003 to grow in excess of 34% to about $6.8 billion, including organic sales growth of between 13% and 14%, with the remaining growth coming from acquired businesses.
Operating income is expected to grow by about 28%, resulting in 2004 diluted earnings per share of approximately $3.33. The company's diluted EPS estimate of approximately $3.33 for the full year 2004 includes (i) a non-cash reduction of
$0.13 caused by the new accounting rule (EITF 04-8) concerning the effect of contingently convertible debt on diluted EPS, which is expected to become effective for L-3 in the 2004 fourth quarter, and the conversion of the CODES from debt into L-3 common stock, which occurred in October 2004 (discussed above), and (ii) a $0.03 increase for the restoration of the R&E tax credit and the related reduction to the effective income tax rate for the full year 2004 from 36.5% to 36.0% (discussed above). The company expects to generate free cash flow of about $460 million for 2004, which is comprised of net cash from operating activities of approximately $545 million, less approximately $85 million of capital expenditures, net of dispositions of property, plant and equipment.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president corporate communications, will host the call today, Tuesday, October 26, 2004.

                                   2:00 PM ET
                                   1:00 PM CT
                                   12:00 PM MT
                                   11:00 AM PT

             Listeners may access the conference call live over the Internet at the following web address:

          http://www.firstcallevents.com/service/ajwz410151337gf12.html
                                       or

                              http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 1295241), beginning approximately two hours after the call ends through November 2, 2004.

Headquartered in New York City, L-3 Communications is a leading provider of
Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS                  PAGE 10

include the Department of Defense, Department of Homeland Security, selected
U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at
www.L-3Com.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #

                           - FINANCIAL TABLES FOLLOW -

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
                                                           SEPTEMBER 30,               SEPTEMBER 30,
                                                       ----------------------      -----------------------
                                                         2004        2003            2004         2003
                                                       ----------  ----------      ----------  -----------

         Sales:
           CONTRACTS, PRIMARILY U.S. GOVERNMENT(A)      $1,586.1   $ 1,108.6        $4,462.0    $ 3,132.0
           COMMERCIAL, PRIMARILY PRODUCTS(A)               198.1       156.0           523.8        448.5
                                                       ----------  ----------      ----------  -----------
              CONSOLIDATED SALES                        $1,784.2   $ 1,264.6        $4,985.8     $3,580.5
                                                       ----------  ----------      ----------  -----------

         COSTS AND EXPENSES:
           CONTRACTS, PRIMARILY U.S. GOVERNMENT          1,402.0       966.8         3,977.8      2,763.2
           COMMERCIAL, PRIMARILY PRODUCTS:
            COST OF SALES                                  127.7        90.4           320.9        278.4
            SELLING, GENERAL AND ADMINISTRATIVE
                EXPENSES                                    37.1        39.2           107.5        108.6
            RESEARCH AND DEVELOPMENT EXPENSES               18.0        15.8            50.5         40.3
                                                       ----------  ----------      ----------  -----------
              CONSOLIDATED COSTS AND EXPENSES            1,584.8     1,112.2         4,456.7      3,190.5
                                                       ----------  ----------      ----------  -----------

         OPERATING INCOME(A)                               199.4       152.4           529.1        390.0

         INTEREST AND OTHER (INCOME) EXPENSE                (1.7)       (0.8)            1.7         (2.1)
         INTEREST EXPENSE                                   34.9        32.4           106.8         98.3
         MINORITY INTERESTS IN NET INCOME OF
          CONSOLIDATED SUBSIDIARIES                          4.8         1.9             7.1          2.6
         LOSS ON RETIREMENT OF DEBT                            -           -               -         11.2
                                                       ----------  ----------      ----------  -----------

         INCOME BEFORE INCOME  TAXES                       161.4       118.9           413.5        280.0
         PROVISION FOR INCOME TAXES                         58.9        42.8           150.9        100.8
                                                       ----------  ----------      ----------  -----------
         NET INCOME                                     $  102.5     $  76.1       $   262.6      $ 179.2

                                                       ==========  ==========      ==========  ===========

         EARNINGS PER SHARE:

                     BASIC                                                         $
                                                       $    0.96     $  0.79            2.48      $  1.87
                                                       ==========  ==========      ==========  ===========
                     DILUTED(B)                                                    $
                                                       $    0.93     $  0.74            2.41      $  1.77
                                                       ==========  ==========      ==========  ===========
         WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
         -------------------------------------------
                     BASIC                                 107.0        96.4           105.9         95.7
                                                       ==========  ==========      ==========  ===========
                     DILUTED                               110.0       106.6           109.1        105.8
                                                       ==========  ==========      ==========  ===========

-------------------

(a) In 2004, we consolidated the explosives detection systems (EDS) business into L-3 Security and Detection Systems, the IMC business into L-3
    Government Services, Inc., the EMP business into our ESSCO business and the
    Apcom business into our Communication System-East business. As a result of these business realignments, certain reclassifications have been made to the prior period sales and operating income amounts to conform them to the current period presentation. Specifically, for the three months ended
    September 30, 2003, $6.9 million of sales and $6.1 million of operating income was reclassified from "Contracts, primarily U.S. Government" to
    "Commercial, primarily products" primarily for the EDS business, and $4.3 million of sales and $0.4 million of operating loss was reclassified from
    "Commercial, primarily products" to "Contracts, primarily U.S. Government,"
    primarily for the IMC business. For the nine months ended September 30,
    2003, $50.1 million of sales and $11.8 million of operating income was reclassified from "Contracts, primarily U.S. Government" to "Commercial, primarily products," primarily for the EDS business and $25.0 million of sales and $0.4 million of operating income was reclassified from "Commercial primarily products" to "Contracts, primarily U.S. Government," primarily for the IMC business.

(b) In order to calculate diluted earnings per share for the three and nine months ended September 30, 2003, the after-tax interest expense savings on the assumed conversion of Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $2.6 million for the three months ended
    September 30, 2003 and $7.8 million for the nine months ended September 30,
    2003.

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                  (IN MILLIONS)

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                          -----------------------     -----------------------
                                                              2004        2003           2004         2003
                                                          -----------  ----------     ----------  -----------

      FUNDED ORDERS                                          $1,950.1   $ 1,380.8       $5,465.1    $ 3,998.5

      REPORTABLE SEGMENT OPERATING DATA:
      ----------------------------------

      SALES:
             SECURE COMMUNICATIONS & ISR                   $    442.4   $   375.6      $ 1,240.3    $ 1,055.9
             TRAINING, SIMULATION & GOVT. SVS.(C)               329.4       249.3          911.4        750.6
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           573.6       256.4        1,647.4        662.5
             SPECIALIZED PRODUCTS(C)                            438.8       383.3        1,186.7      1,111.5
                                                           -----------  ----------     ----------  -----------
                       CONSOLIDATED                        $  1,784.2   $ 1,264.6      $ 4,985.8    $ 3,580.5
                                                           ===========  ==========     ==========  ===========
      OPERATING INCOME:
             SECURE COMMUNICATIONS & ISR                   $              $  45.1        $ 156.6      $ 120.0
                                                                 53.6
             TRAINING, SIMULATION & GOVT. SVS. (C)               33.7        25.2          100.9         85.6
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS            79.9        38.2          183.9         92.7
             SPECIALIZED PRODUCTS(C)                             32.2        43.9           87.7         91.7
                                                           -----------  ----------     ----------  -----------
                       CONSOLIDATED                        $    199.4     $ 152.4        $ 529.1      $ 390.0
                                                           ===========  ==========     ==========  ===========
      OPERATING MARGIN:
             SECURE COMMUNICATIONS & ISR                        12.1%       12.0%          12.6%        11.4%
             TRAINING, SIMULATION & GOVT. SVS. (C)              10.2%       10.1%          11.1%        11.4%
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           13.9%       14.9%          11.2%        14.0%
             SPECIALIZED PRODUCTS(C)                             7.3%       11.4%           7.4%         8.3%
                                 CONSOLIDATED                   11.2%       12.0%          10.6%        10.9%

      DEPRECIATION AND AMORTIZATION:
             SECURE COMMUNICATIONS & ISR                      $   8.6      $  7.6        $  24.6      $  21.3
             TRAINING, SIMULATION & GOV'T SVS.                    1.8         1.9            5.4          5.9
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS             8.4         4.3           24.9         13.3
             SPECIALIZED PRODUCTS                                11.9         9.8           34.6         30.7
                                                           -----------  ----------     ----------  -----------
                                CONSOLIDATED                  $  30.7     $  23.6        $  89.5      $  71.2
                                                           ===========  ==========     ==========  ===========
      CASH FLOW DATA:
      -----------------------------------------
             NET CASH FROM OPERATING                         $  164.0     $ 118.8      $   408.0      $ 327.1
             ACTIVITIES
             NET CASH USED IN INVESTING ACTIVITIES              (24.5)      (59.7)        (183.9)      (316.8)
             NET CASH FROM (USED IN) FINANCING
             ACTIVITIES                                          (0.1)       11.4            8.4        232.1
                                                           -----------  ----------     ----------  -----------
             NET INCREASE IN CASH                            $  139.4     $  70.5      $   232.5      $ 242.4
                                                           ===========  ==========     ==========  ===========

      RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS:
      ------------------------------------------------
      NET CASH FROM OPERATING ACTIVITIES                     $  164.0     $ 118.8      $   408.0      $ 327.1
      LESS: CAPITAL EXPENDITURES                                (20.6)      (15.9)         (53.5)       (54.0)
      ADD: DISPOSITIONS OF PROPERTY, PLANT AND
      EQUIPMENT                                                   0.7         0.2            9.5          1.1
                                                           -----------  ----------     ----------  -----------
      FREE CASH FLOW(D)                                      $  144.1     $ 103.1      $   364.0      $ 274.2
                                                           ===========  ==========     ==========  ===========

                                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                                     2004           2003
                                                                                 -------------  --------------
              PERIOD END DATA:
              ----------------

                                FUNDED BACKLOG                                      $ 4,406.4      $  3,893.3
                                CASH & CASH EQUIVALENTS                             $   367.3      $    134.9
                                TOTAL DEBT                                          $ 2,157.5      $  2,457.3
                                MINORITY INTERESTS                                  $    79.1      $     76.2
                                SHAREHOLDERS' EQUITY                                $ 3,204.5      $  2,574.5

(c) In 2004, we consolidated the IMC business into L-3 Government Services, Inc.
    As a result of this realignment, $4.3 million of sales and $0.5 million of operating loss was reclassified from the Specialized Products segment to the
    Training, Simulation & Government Services segment for the three months ended September 30, 2003. For the nine months ended September 30, 2003,
    $23.4 million of sales and $2.2 million of operating income was reclassified from the Specialized Products segment to the Training, Simulation &
    Government Services segment.

(d) The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities, other than capital expenditures and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.